EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

SBE, Inc.
San Ramon, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-42629) and Form S-3 (No. 333-128490) of SBE, Inc. of our report dated December 21, 2006, except for Note 1.a. and 17 to the financial statements which is as of January 24, 2007, relating to the financial statements, and financial statement schedule which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

San Francisco, California
January 26, 2007